Exhibit 4.4

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF "IBC CAPITAL FINANCE III", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF MAY, A.D. 2007, AT 2:42 O'CLOCK P.M.

CERTIFICATE OF TRUST

OF

IBC CAPITAL FINANCE III

     This Certificate of Trust of IBC Capital Finance III (the "Trust") is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the "Act").

     1.     Name.  The name of the statutory trust formed by this Certificate of Trust is:  IBC Capital Finance III.

     2.     Delaware Trustee.  The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Capital Markets.

     3.     Effective Date.  This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as property trustee By: /s/ W. Thomas Morris, II Name: W. Thomas Morris, II Title: Assistant Vice President

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Delaware trustee By: /s/ W. Thomas Morris, II Name: W. Thomas Morris, II Title: Assistant Vice President